EXHIBIT 99.1


                                 [COMPANY LOGO]

FOR IMMEDIATE RELEASE

          MICROTEK MEDICAL HOLDINGS REPORTS SECOND QUARTER 2003 RESULTS


       Income from Operations increases 94.2% Over the Prior Year Quarter

                  Net revenues increased 17.5% to $24.9 million


     COLUMBUS,  MS, August 5, 2003 - Microtek Medical  Holdings,  Inc.  (Nasdaq:
MTMD) today announced its results for the second quarter and six months ended June 30, 2003. Highlights from the second quarter as compared to the second quarter ended June 30, 2002 are as follows:

o    Net revenues increased 17.5% to $24.9 million.

o    Operating income increased by 94.2% to $1.8 million.

o Net income increased $2.4 million to $3.2 million while diluted earnings per share increased from $0.02 to $0.08 per share.

Second Quarter and Six Month Results

     For the second quarter ended June 30, 2003 net revenues increased 17.5% to $24.9 million versus $21.2 million in the same quarter a year ago. Income from operations also increased for the period rising 94.2% to $1.8 million versus $924 thousand in the second quarter of 2002. Finally for the second quarter of 2003, net income and diluted earnings per share increased to $3.2 million or $0.08, respectively, compared to $790 thousand or $0.02, respectively, a year ago.

     Included in earnings for the second quarter of 2003 is approximately $1.6 million, or $0.04 per diluted share, related to the decrease in the Company's valuation allowance for its deferred tax assets, primarily as it relates to its net operating loss carryforwards (NOLs). At December 31, 2002, the Company had a federal net operating loss carryforward of approximately $85 million, which can be used to offset approximately $29 million in federal tax liability in future years.

     Dan R. Lee, the Company's President and Chief Executive Officer commented, "We are pleased with our second quarter results, particularly our top-line performance which was a record. Microtek's sales to hospital customers, representing approximately 57% of Microtek's quarterly domestic revenues,

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continued to grow.  Growth for the domestic  hospital business was approximately
15% over the prior year quarter. Additionally, our OEM business reported significant revenue growth of approximately 6% over the prior year quarter. Our international business, representing 16% of total sales for the second quarter, grew approximately 20% over the same quarter last year. The international business continues to build on the solid platform that has been established. Also, OTI reported an increase in net sales over the same quarter of the prior year of approximately $1.5 million, as the Company continues to commercialize its nuclear products." Mr. Lee continued, "At the core of our recent success is
execution  and  diversity.   We  have  consciously  broadened  our  distribution
channels, diversified our brands, and improved our international presence. In the process, Microtek has mitigated its reliance on any one sales channel or asset and, as we move forward, we will continue with this philosophy."

     For the six months ended June 30, 2003, net revenues were $47.9 million versus $42.4 million. Income from operations was $3.2 million versus $2.5 million, a 26% increase. Net income and diluted earnings per share were $5.4 million or $0.13 versus $2.1 million or $0.05, respectively. Included in earnings for the first six months of 2003 is approximately $2.5 million, or $0.06 per diluted share, related to the decrease in the Company's valuation allowance for its deferred tax assets, primarily as it relates to its NOLs.

     For the quarter, the Company's gross margin was 39.1%, as compared to 40% in the second quarter of 2002. The slight decrease was primarily due to the absence of Microtek's licensing revenue in 2003 versus the same quarter a year ago when licensing revenues totaled $356 thousand. Because there were no costs associated with those revenues, gross margin was disproportionally affected.

     Operating expenses as a percentage of net revenues for the second quarter were 31.9% versus 35.6% in the second quarter of 2002. The 370 basis point decline was largely due to higher revenues leveraging expenses.

     Selling, general and administrative expenses were $7.6 million or 30.5% of net revenues in the second quarter of 2003 compared to $7.2 million or 33.9% of net revenues for the second quarter of 2002. The increases in the absolute dollar amount of selling, general and administrative expenses in the second quarter were primarily attributable to increases in the Company's variable selling costs.

     During the quarter, Microtek decreased its long-term debt by 13.2% to $6.3 million while maintaining a strong current ratio (current assets divided by current liabilities) of 5.7 to 1. Moreover, the Company ended the quarter with approximately $10.3 million in cash and additional borrowings availability under its revolving credit facility of roughly $7.1 million.

     Finally, during the quarter, the Company repurchased a total of 105 thousand shares under its current share repurchase authorization bringing the total for the year to date period to 205 thousand shares at an average price of $2.43 per share. This brings the total number of shares repurchased since the inception of the program to approximately 1.3 million. Microtek's current share repurchase program, as amended in August 2002, provides for the repurchase of approximately 726 thousand shares of additional stock and extends through December 31, 2003.

Guidance


     Based on second quarter results and the current outlook, Microtek issued the following guidance for the full year ending December 31, 2003:

o    Net revenues of $95 to $98 million

o Diluted earnings per share of $0.30 to $0.32, which includes an income tax benefit of about $0.13 per diluted share

     The increase in expectations is primarily due to a combination of improving performance in Microtek's hospital and OEM businesses, an increase in international sales, and an increase in OTI nuclear revenues. Management also believes that gross margins will remain stable during 2003 and the operating expense improvements achieved in the first six months of 2003 will be sustainable throughout the remainder of the year.

     Mr. Lee concluded, "Microtek continues to make progress and our second quarter performance was evidence of that fact. We plan to build on these results and continue to utilize our improving cash flow and balance sheet to reinvest in our core business and acquire complementary businesses with a disciplined approach. We will also use our improving financial condition, when appropriate, to return capital to shareholders below the operating line via share repurchases or debt reduction which was the case this past quarter. Ultimately, we believe this multidimensional approach to creating value to our shareholders positions Microtek to add dynamic and trusted brands to its growing portfolio and reward investors over the long run as we build a leader in infection control in the healthcare industry."

     Conference Call: A conference call will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 11:00 a.m. Eastern Time on August 5, 2003, and will be accessible to the public by calling 1-877-792-5693 (U.S. and Canada), Reference: Microtek Medical. International callers dial 1-706-679-4663. Callers should dial in approximately 10 minutes before the call begins.

     To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com.

     A conference call replay will be available at 5:00 p.m. Eastern Time on August 5, 2003 through 5:00 p.m. Eastern Time August 12, 2003 and can be accessed by calling (U.S. and Canada) 1-800-642-1687 or (international) 1-706-645-9291; for both reference conference call ID number: 97126606.

     Actual Results Could Differ From Forward-Looking Statements: This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, estimated offsets in federal tax liability in future years, the Company's belief that it has mitigated its reliance on any one sales channel or asset, the Company's ability to continue to mitigate its reliance on any one sales channel or asset, the Company's guidance for full-year 2003 net revenues, diluted earnings per share and diluted income tax benefit per share, the Company's belief that gross margins will remain stable during 2003, the Company's belief that the operating expense improvements achieved in the first six months of 2003 will be sustainable throughout the remainder of the year, whether or not the Company will continue to improve its cash flow and balance sheet, the Company's plan to reinvest in its business, the Company's ability to acquire complementary businesses with a disciplined

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approach,  the Company's plan to continue share repurchases,  the Company's plan to continue to reduce debt, the Company's belief that its business plan will create value to its shareholders, the Company's ability to add brands, the Company's ability to reward investors in the long run and the Company's ability to build a leader in infection control in the healthcare industry. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, those identified in Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, including, without limitation, the risks described in Risk Factors under the captions "-History of Net Losses", "-Reliance upon Microtek", "-Competition", "-Product Liability", "-Stock Price Volatility", "-Dependence on Key Personnel", "-Anti-takeover Provisions", "-Low Barriers to Entry for Competitive Products", "-Potential Erosion of Profit Margins", "-Risks of Completing Acquisitions", "-Small Sales and Marketing Force", "-Reliance upon Distributors", "-Microtek Regulatory Risks", "-Risks of Obsolescence", "-Reduced OREX Market Potential", " OREX Commercialization Risks", "-OREX Manufacturing and Supply Risks", "-Risks Affecting Protection of Technology", "-Risks of Technological Obsolescence" and "-OTI Regulatory Risks". We do not undertake to update our forward-looking statements to reflect future events or circumstances.

     About Microtek: The Company, a market leader in the healthcare industry, develops, manufactures and sells infection control products, fluid control products and safety products to healthcare professionals for use in environments such as operating rooms and outpatient surgical centers.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
Victor P. Thompson, Investor Relations
InvestorRelations@MicrotekMed.com

                                -Tables Follow -



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
                         MICROTEK MEDICAL HOLDINGS, INC.
                         Unaudited Financial Highlights
                    (in thousands, except for per share data)

                                                                    Three months ended                     Six months ended
                                                                         June 30                                June 30
                                                             -----------------------------------     -------------------------------
                                                                    2003              2002               2003              2002
                                                             ---------------     ---------------     ---------------  --------------
   Net sales                                                    $    24,874         $    20,816         $   47,860      $    41,640
   Licensing revenues                                                     -                 356                  -              713
                                                             ---------------     ---------------     ---------------  --------------
       Net revenues                                                  24,874              21,172             47,860           42,353
       Gross profit                                                   9,737               8,465             18,601           17,061

   Operating expenses:
       Selling, general and administrative                            7,576               7,173             14,748           13,917
       Research and development                                         259                 254                478              417
       Amortization of intangibles                                      108                 114                225              228
                                                             ---------------     ---------------    ---------------   --------------
         Total operating expenses                                     7,943               7,541             15,451           14,562
                                                             ---------------     ---------------    ---------------   --------------
   Income from operations                                             1,794                 924              3,150            2,499
   Interest expense, net                                                 56                 137                 94              295
   Other income, net                                                     (2)                (64)               (23)             (64)
   Income tax (benefit) expense                                      (1,467)                 61             (2,325)             150
                                                             ---------------     ---------------    ---------------   --------------
   Net income                                                   $     3,207         $       790         $    5,404       $    2,118
                                                             ===============     ===============    ================  ==============

   Net income per share - basic and diluted                     $      0.08         $      0.02         $     0.13        $    0.05
                                                             ===============     ===============    ================  ==============

   Weighted average shares outstanding - basic                       42,063              42,252             42,089           42,184
   Weighted average shares outstanding - diluted                     42,759              43,184             42,763           43,058


   Balance Sheet Data:                                          June 30           December 31
                                                                 2003                2002
                                                            ---------------     ---------------
   Cash and cash equivalents                                    $    10,307         $     9,823
   Other current assets                                              46,853              41,757
           Total current assets                                      57,160              51,580
           Total assets                                         $   102,726         $    96,696
                                                            ================    ================

   Current liabilities                                          $    10,052         $     8,630
   Long-term debt                                                     6,327               7,136
   Other liabilities                                                  2,032               2,044
                                                             ---------------     ---------------
           Total liabilities                                         18,411              17,810
   Shareholders' equity                                              84,315              78,886
                                                             ---------------     ---------------
           Total liabilities and shareholders' equity           $   102,726         $    96,696
                                                             ===============     ================


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